Exhibit 99.1

                [DELOITTE & TOUCHE LLP LETTERHEAD]







March 31, 1997

Walden Residential Properties, Inc. 401(k) Plan
One Lincoln Centre
5400 LBJ Freeway, Suite 400
Dallas, Texas 75240

Dear Sirs/Madams:

We have reviewed the Form 12b-25 of Walden Residential Properties, Inc. 401(k) Plan (formerly known as WDN Management Company 401(k)
Plan) (the "Plan") dated March 31, 1997, requesting an extension of time to file the annual audited report required under the Securities Exchange Act of 1934. We agree with the reasons for the extension request which are due to difficulties in obtaining the financial information from the Plan recordkeeper.

Our audit of the financial statements of the Plan for the plan year ended September 30, 1996, in accordance with generally accepted auditing standards, is currently in progress; however, because required information is not available we have not been able to complete our audit. The procedures that we have performed do not constitute all of the procedures necessary to express an opinion on the financial statements of the Plan as required by generally accepted auditing standards. As such, we are unable to express an opinion on the Plan's financial statements included in the annual report on Form 11-K by the prescribed due date.

Yours truly,

/s/  Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP